Exhibit 5.3

One Shell Square 701 Poydras Street, Suite 5000 New Orleans, LA 70139 (504) 581-7979 Main (504) 556-4108 Fax	822 Harding Street Post Office Box 52008 Lafayette, LA 70505 (337) 232-7424 Main (337) 267-2399 Fax	First City Tower 1001 Fannin Street, Suite 1800 Houston, TX 77002 (713) 651-2900 Main (713) 651-2908 Fax

www.Liskow.com

November 22, 2010	Thomas Beron	Direct: (504) 556-4155
tberon@Liskow.com

Thermon Industries, Inc.

100 Thermon Drive

San Marcos, Texas 78666

Ladies and Gentlemen:

We have acted as local counsel to Thermon Heat Tracing Services-II, Inc., a Louisiana corporation (the “Louisiana Subsidiary”) in connection with certain limited matters related to the proposed issuance by (a) Thermon Industries, Inc. (“Issuer”) of up to $210,000,000 aggregate principal amount of its 9.500% Senior Secured Notes due 2017 (the “New Notes”) and (b) the Louisiana Subsidiary of its related guaranty of the New Notes (the “Guaranty”). The New Notes and the Guaranty will be issued pursuant to an Indenture dated as of April 30, 2010 (the “Base Indenture”), between Issuer, as successor by merger to Thermon Finance, Inc., a Texas corporation) and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), as supplemented by the Supplemental Indenture. Terms not otherwise defined herein have the meanings ascribed to them in the Indenture.

In connection with rendering the opinions expressed herein, our engagement has been limited in scope solely to our review of the Base Indenture and the Supplemental Indenture provided to us by Sidley Austin LLP and the Louisiana Constituent Documents (as hereinafter defined), which have been provided to us by Sidley Austin LLP or obtained from relevant government officials, in each case solely for the purpose of the opinions expressed herein. Except for advising the Louisiana Subsidiary with respect to indemnification and insurance provisions of the Louisiana Corporations Code (La. R.S. 12:1, et seq.), we have not participated in any other matters related to the offering, issuance or sale of the New Notes and Guaranty, including, without limitation, the development or preparation of any offering memorandum or circular, registration statement, prospectus, prospectus supplement or other disclosure document, or any agreement, instrument or document related to any of the foregoing. We have not reviewed any documents other than the New Notes, the Base Indenture and the Supplemental Indenture and the Louisiana Constituent Documents and, in particular, we have not reviewed any document (other than the New Notes, the Base Indenture, the Supplemental Indenture and the Louisiana Constituent Documents) that is referred to in or incorporated by reference into the New Notes, the Base Indenture, the Supplemental Indenture or any Louisiana Constituent Document. Further, in connection with the opinions expressed herein, we have not communicated directly with the Louisiana Subsidiary, but only with their counsel, Sidley Austin LLP.

Thermon Industries, Inc.

November 22, 2010

In rendering the opinions expressed herein, we have (i) examined (a) the New Notes, the Base Indenture, the Supplemental Indenture and the Louisiana Constituent Documents, and (b) certificates of representatives of the Louisiana Subsidiary and certificates of public officials of the State of Louisiana, and (ii) as to questions of fact material to the opinions expressed herein, and as to factual matters arising in connection with our examination of the aforesaid materials, relied, to the extent we deemed appropriate, upon the factual representations and warranties contained in the New Notes, the Base Indenture, the Supplemental Indenture and the Louisiana Constituent Documents, in certificates, communications, instruments, agreements and documents delivered in connection therewith and upon certain facts stated elsewhere herein. Except for the foregoing examinations, we have conducted no independent factual investigation but rather have relied upon the New Notes Base Indenture, the Supplemental Indenture and the Louisiana Constituent Documents, the statements and information set forth therein and the additional factual or informational matters recited or assumed herein, all of which we have assumed to be true, complete and accurate.

In making such examination and in such reliance, we have assumed (i) the authenticity and completeness of all records, certificates, instruments, agreements and other documents submitted to us as originals, (ii) the conformity to authentic original records, certificates, instruments, agreements and other documents of all copies submitted to us as copies, (iii) the legal capacity of each natural person identified in, or indicated as having executed, any of those records, certificates, instruments, agreements and other documents, (iv) the genuineness of all signatures on all such records, certificates, instruments, agreements and other documents, (v) copies of the Base Indenture and the Supplemental Indenture presented to us prior to delivery of this letter as the final and complete executed copies of such documents are the final and complete executed copies of such document, (vi) the due execution and delivery by all parties thereto (except to the extent set forth in paragraph 3 below) of the Base Indenture and the Supplemental Indenture, and (vii) the enforceability of the Base Indenture and the Supplemental Indenture against all parties thereto.

Based upon the foregoing and in reliance thereon, and subject to and qualified by the assumptions, qualifications, limitations and exceptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Louisiana Subsidiary is validly existing as a corporation in good standing under the laws of the State of Louisiana.

2. The execution and delivery by the Louisiana Subsidiary of the Supplemental Indenture and its Guaranty, and the performance by the Louisiana Subsidiary of its obligations pursuant to the Supplemental Indenture and its Guaranty, are within the Louisiana Subsidiary’s corporate power and authority and have been duly authorized by all necessary corporate action on its part.

3. The Supplemental Indenture has been duly executed and delivered by the Louisiana Subsidiary.

The foregoing opinions expressed herein are further subject to, and qualified by, the following assumptions, exceptions, qualifications and limitations:

A. The opinions expressed herein are limited exclusively to the internal laws of the State of Louisiana. References herein to such laws, statutory laws, rules and regulations, in addition to other limitations set forth herein, are (i) limited to laws that are normally applicable to the transactions of the type contemplated by the Base Indenture and the Supplemental Indenture and the opinions expressed

Thermon Industries, Inc.

November 22, 2010

herein, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws, and (ii) exclusive of, and without regard to antitrust, taxation and securities laws.

B. In rendering the opinions expressed in paragraph 1 above relating to existence and good standing of the Louisiana Subsidiary, we have relied solely upon a review of the Certificate of State of Louisiana, Secretary of State, dated November 12, 2010.

This opinion is limited to the matters stated herein and is given solely in connection with your registration statement on Form S-4 filed with the Securities Exchange Commission (the “Registration Statement”). The opinions expressed herein may be relied upon by your counsel, Sidley Austin LLP in connection with its opinion filed as an exhibit to your Registration Statement regarding the validity of the securities being registered. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters”. The opinions expressed herein are as of the date hereof.

Very truly yours,

/s/ Liskow & Lewis

Liskow & Lewis

ANNEX A

TO OPINION LETTER OF LISKOW & LEWIS DATED NOVEMBER 22, 2010

Listing of Documents

1. The Base Indenture.

2. The First Supplemental Indenture dated as of April 30, 2010 (the “Supplemental Indenture”), executed by Issuer, the Trustee, Thermon Holdings Corp. and the Louisiana Subsidiary.

3. The Articles of Incorporation, as amended, of the Louisiana Subsidiary certified by the Secretary of State of the State of Louisiana pursuant to its certificate dated August 9, 2010, and the Officer’s Certificate of the Louisiana Subsidiary, dated as of November 22, 2010, certifying that such Articles of Incorporation, as amended, is a true and complete copy of the Amended and Restated Articles of Incorporation of the Louisiana Subsidiary, has not been amended and is in full force and effect, in each case as of November 22, 2010.

4. The Bylaws of the Louisiana Subsidiary, and the Officer’s Certificate of the Louisiana Subsidiary, dated as of November 22, 2010, certifying that the copy of the Bylaws attached thereto is a true and complete copy of the Bylaws of the Louisiana Subsidiary, has not been amended and is in full force and effect, in each case as of November 22, 2010.

5. Resolutions of the Board of Directors of the Louisiana Subsidiary, and the Officer’s Certificate of the Louisiana Subsidiary, dated as of November 22, 2010 certifying that the Resolutions attached thereto have been duly and properly passed by the Board of Directors of the Louisiana Subsidiary, have not been amended and are in full force and effect, in each case as of November 22, 2010.

Certain Additional Defined Terms

“Louisiana Constituent Documents” means, collectively, the documents identified in paragraphs 3 through 5 above.